Exhibit 99.1

NEWS RELEASE for August 1, 2007 at 6:00 AM EDT

Contact:	Allen & Caron Inc	Lee Kim
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST ANNOUNCES DEPARTURE OF CHIEF FINANCIAL OFFICER

IRVINE, CA (August 1, 2007) . . . Netlist, Inc. (Nasdaq: NLST) announced today that Lee Kim, Chief Financial Officer, will be leaving the Company effective August 14, 2007 to devote more time to his family and to pursue other interests.  The Company also announced that Gail Itow, Vice President, Finance, will assume Kim’s internal functional responsibilities and that Chuck Hong, Chief Executive Officer, would assume Kim’s investor relations responsibilities, both until a successor is named.  The Company is in the process of conducting a search for a successor.

“My experience at Netlist has been one of the most exciting, challenging and rewarding of my career,” said Kim.  “I have enjoyed the opportunity to help establish Netlist as a leading provider of high-performance memory subsystems and am pleased to have been able to assist the Company in going public in November 2006.  I am confident that Netlist is well-positioned for the future and I look forward to watching the Company’s growth and success.”

“Since joining Netlist as Chief Financial Officer in January 2006, Lee has made numerous contributions and played a key role in establishing the Company in the strong financial position it is in today,” commented Hong.  “We thank Lee for his contributions to Netlist and wish him well as he moves into the next phase of his career.”

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Irvine and in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs; uncertainty of customer demand, including delays in expected qualifications; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated February 28, 2007, quarterly report on Form 10-Q dated May 15, 2007, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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